January 27, 2020
USCA Fund Trust
4444 Westheimer, Suite G500
Houston, TX 77027

Dear Sir/Madam:
A legal opinion (the “Legal Opinion”) that we prepared was filed with Pre-Effective Amendment No. 1 to the Registration Statement for USCA Fund Trust. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 5 under the Securities Act of 1933 (Amendment No. 7 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP
Thompson Hine LLP